INVENTIV HEALTH, INC.

CORPORATE GOVERNANCE POLICY ON MAJORITY VOTING

Each nominee for election to the Board of Directors in an election where the number of nominees does not exceed the number of directors to be elected (a "non-contested election") will as a condition to such nomination submit a resignation to the Board in accordance with the Corporation's By-Laws. Any such resignation may provide that it shall be effective without further act of the director with respect to each subsequent non-contested election in connection with which the director is nominated for election to the Board. For purposes of this corporate governance policy, a majority of votes cast means that the number of shares voted "for" a director's election exceeds the number of shares as to which authority to vote is withheld for that director's election. Votes cast include votes to withhold authority in each case and exclude abstentions and broker non-votes.

If an incumbent director nominated in a non-contested election is not elected, the Board of Directors will determine, through a process managed by the Nominating and Corporate Governance Committee (the "Committee") whether to accept or reject the tendered resignation at the next regularly scheduled meeting of the Board of Directors. The Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Committee's recommendation, and publicly disclose (by a filing with the Securities and Exchange Commission) its decision regarding the tendered resignation and the rationale behind the decision within 120 days from the date of the certification of the election results. Unless the Board determines that retention of the director is clearly in the best interests of the Corporation, the Board of Directors will accept the resignation. The director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director's resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

If an incumbent director's resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors in accordance with the By-Laws.

The Nominating and Corporate Governance Committee will have plenary authority to interpret this corporate governance policy, including as to whether an election is a contested election or a non-contested election. This corporate governance policy will be summarized or included in each proxy statement relating to an election of directors of the Corporation.